Exhibit 99.1

Hepion Pharmaceuticals Presents Machine Learning “Learn and Confirm” Modeling Strategy at 4th Global NASH Congress

EDISON, N.J., April 29, 2021 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”) - driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, announced that its Senior Vice-President, Clinical Pharmacology and Analytics, Dr. Patrick Mayo, gave a virtual presentation entitled “CRV431 – From Benchtop to Bedside Clinical Development” today at the 4th Global NASH Congress.

During the presentation, Dr. Mayo discussed the role of cyclophilins (peptidyl prolyl isomerases) as a molecular target for CRV431, Hepion’s lead drug candidate for the treatment of NASH. In particular, the roles of cyclophilins A, B, and D in inflammation, fibrosis, and mitochondrial function, respectively, were discussed. Dr. Mayo then provided an overview of CRV431, with a focus on population (“Pop”) pharmacokinetic (“PK”)-pharmacodynamic (“PD”) modeling, and covariate PopPK-PD modeling. This modeling was used to both illustrate how Hepion intends to use CRV431 concentrations and outcomes to perform full trial simulations for dosage strengths in future clinical trials, as well as demonstrate the importance and clinical utility of efficacy biomarkers before trial results are obtained (‘a priori’ analyses).

Dr. Mayo’s analysis was used to highlight the potential of the company’s Bioinformatics and AI program, called AI-POWRTM. Dr. Mayo demonstrated Hepion’s AI-machine learning to generate a Responder Analysis, pinpoint molecular function, identify cellular function, and characterize collagen-related gene function.

“We all know that clinical trials, especially in NASH, are expensive, time-consuming, and often result in sub-optimal outcomes,” commented Dr. Mayo. “Our goal is to mitigate trial risk before we take on the costs and time of conducting a trial. We feel we can best do this through the use of AI-POWRTM. We intend to show that we can model concentration – effect relationships to demonstrate target engagement for optimizing treatment, and we can identify a priori who will respond best to CRV431. Our approach builds upon the “learn and confirm” treatment paradigm pioneered by clinical pharmacologist, Dr. Lewis B. Sheiner. This allows us to simulate an entire Phase 2 or 3 clinical trial of hundreds to thousands of subjects, in silico, to investigate the benefit-risk of CRV431 in NASH or any other disease. By the time we enter later-stage clinical trials, we fully expect our actual trial read-outs to confirm our modeling using our bioinformatics “learn and confirm” strategy.”

A copy of Dr. Mayo’s presentation is accessible on the Company's website at www.hepionpharma.com under "Publications" in the Pipeline section.

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com